UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
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(Check One):          [   ] Form 10-K            [   ] Form 20-F         [   ]  Form 11-K
                             [X]  Form 10-Q               [   ] Form N-SAR


     For Period Ended November 30, 2001
                                                                              SEC File No.          0-17249


         [   ] Transition Report on Form 10-K                                 CUSIP No.             051526 101
                                                                                                    ----------
         [   ] Transition Report on Form 20-F
         [   ] Transition Report on Form 11-K
                                                                              ----------------------------------------
         [   ] Transition report on Form 10-Q
         [   ] Transition Report on Form N-SAR

         For the Transition Period Ended:--------------------------------------------------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

===============================================================================
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.

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Part I--REGISTRANT INFORMATION

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Full Name of Registrant AURA SYSTEMS, INC.

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Former Name if Applicable


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Address of Principle Executive Office (Street and Number)
2335 ALASKA AVENUE

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City, State and Zip Code
EL SEGUNDO, CA  90245

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PART II--Rules 12b-25(b) and (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

              (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort to expense;
              (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following
     X the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
              (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable. (ATTACH EXTRA SHEETS IF NEEDED).


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PART III--NARRATIVE

State below in reasonable detail the reasons way the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED).

The Registrant's Quarterly Report on Form 10-Q could not be filed on or before the prescribed due date, January 14, 2002, as a result of conflicting business demands made on the time of personnel responsible for the review of the Report.



                                         (ATTACH EXTRA SHEETS IF NEEDED)
                                              SEC 1344 (11-91)




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PART IV--OTHER INFORMATION

(1)Name and telephone number of person to contact in regard to this notification

  STEVEN C. VEEN            (310)                         643-5300, x215
- ---------------------     ----------                    --------------------
      Name                (Area Code)                    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

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(3)      It is anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




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                               AURA SYSTEMS, INC.
                   Name of registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    January 15, 2002                              By /s/ Steven C. Veen
         -----------------------------------      -----------------------------
                                                  Steven C. Veen
                                                  Chief Financial Officer